EXHIBIT 10.12

MB FINANCIAL, INC.

Agreement Regarding Salary Adjustment and

Portion of Salary Payable by Stock

Jill York:

By action of the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MB Financial, Inc. (the “Company”) and of the Board, you have been awarded additional base compensation effective January 1, 2010 (the “Salary Adjustment”) equal to $156,000 on an annualized basis, of which 60%, or $93,600, will be payable in Company common stock (the “Salary Stock”) and the remainder paid in cash.  The Salary Stock will to be paid to you in Shares as an Other Stock-Based Award under the Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”), subject to the requirements set forth in this agreement (the “Agreement”).  Unless otherwise indicated, the capitalized terms used herein shall have the same meaning as set forth in the Plan.

1. Annual Salary Stock Award.  Subject to your continued employment with the Company or its subsidiaries, your Salary Stock shall be paid to you in bi-weekly installments, at the conclusion of each of the Company’s bi-weekly pay periods, in the amount of $3,600.00.

2. Number of Shares.  The number of shares of Salary Stock to be awarded to you with respect to each bi-weekly pay period will be determined with respect to each pay period by dividing $3,600.00 by the reported closing price on the NASDAQ Global Select Market for a share of Company common stock on the pay date for such period (or if not a trading day, then on the immediately preceding trading day), rounded to the nearest whole share.  The number of shares of Salary Stock to be awarded to you with respect to a bi-weekly pay period during which you terminate employment, shall be pro-rated based on the number of days during such pay period until the date of your termination of employment.

3. Vesting/Transfers Void.  The shares of Salary Stock subject to this Agreement shall be fully vested as of the date of their grant to you, but may not be sold, transferred, or otherwise disposed of, pledged or otherwise hypothecated until the earlier of (i) the second anniversary of the date of grant, or (ii) your termination of employment due to your death or Disability.  Any purported transfer or encumbrance of the shares of Salary Stock prior to the time set forth in this paragraph 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such shares of Salary Stock.

4. Rights as a Stockholder.  From and after the date of grant, you shall have all of the rights of a stockholder with respect to the shares of Salary Stock granted hereby, including the right to vote the shares of Salary Stock and receive any dividends that may be paid thereon; provided however that any additional common shares or other securities that you may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same terms and restrictions as the shares of Salary Stock covered by this Agreement, including, without limitation, Section 3.

5. Tax Withholding.  In the event withholding of the cash portion of the Salary Adjustment is insufficient to satisfy any withholding obligation relating to the Salary Adjustment amount (including the Salary Stock), you shall be permitted to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the bi-weekly payment of the Salary Adjustment (including the Salary Stock) pursuant to this Agreement by delivering to the Company of common shares of the Company or cash an amount equal to such withholding tax obligation or, alternatively, the withholding tax obligation may be satisfied by the Company withholding shares of Salary Stock.

6. Condition.  Payment of the Salary Adjustment is conditioned upon your execution and delivery of this Agreement to the Company.  The Salary Adjustment shall be paid to you solely during your employment with the Company and its subsidiaries and shall terminate on termination of such employment for any reason.

7. Amendment and Modification.  The Board (or Committee, as authorized) may, in its sole discretion, and without your consent, at any time terminate, suspend or modify this Agreement.  The terms and conditions of this Agreement are intended to comply with applicable law and shall be subject to and limited by any requirements or limitations that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 as amended from time to time, including as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”) and all regulations and guidance promulgated thereunder from time to time (collectively, the “TARP Requirements”).  In the event that all or any portion of this Agreement is found to be conflict with the TARP Requirements, then in such event this Agreement shall be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this Award shall be interpreted and administered accordingly.  As a condition of your receiving the Salary Adjustment, including the Salary Stock, you acknowledge that (i) this Agreement remains subject to the TARP Requirements, (ii) it is subject to modification in order to comply with TARP Requirements, and (iii) you agree to immediately repay all amounts that may have been paid to you under this Agreement that are later determined to be in conflict with the requirements.

8. Not An Employment Agreement.  Nothing herein contained shall be construed as a commitment to or agreement with you to continue your employment with the Company or any of its Subsidiaries, and nothing herein contained shall be construed as a commitment or agreement on the part of the Company to continue your employment or your annual rate of compensation for any period.

December 24, 2009	MB Financial, Inc. /s/Rosemarie Bouman
Acknowledged and Agreed: /s/Jill E. York December 24, 2009

Form 10-K